EXHIBIT 99.1

AFFIMED N.V.

EQUITY INCENTIVE PLAN 2014

SECTION 1. Purpose. The purpose of the Affimed N.V. Equity Incentive Plan (the “Plan”) is to motivate and reward those members of its Management Board and Supervisory Board, Employees and Consultants who are expected to contribute significantly to the success of Affimed N.V. (the “Company”) to perform at the highest level and to further the best interests of the Company and its shareholders.

SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee.

(b) “Award” means any Option or Restricted Stock Unit granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death, who is designated as a beneficiary in accordance with applicable legal requirements. If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e) “Cause”, unless otherwise defined in the Participant’s employment or services agreement, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), or any other reason that could be the basis for the Company to terminate the Participant’s employment or service agreement pursuant to § 626 Bürgerliches Gesetzbuch (“BGB”) or with regard to Managing Directors, an urgent cause (dringende reden) within the meaning of article 7:678 of the Dutch Civil Code.

(f) “Change of Control” means the occurrence of any one or more of the following events:

(i) if any persons or any group of persons acting in concert directly or indirectly purchases or otherwise becomes the beneficial owner of voting securities representing more than 50% of the combined voting power of all outstanding voting securities of the Company;

(ii) the consummation of a merger or consolidation the Company with or into another company as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of the Company; or

(iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the business and/or assets to a person or entity that is not a wholly owned subsidiary, directly or indirectly, of the Company.

(g) “Committee” shall mean the Compensation Committee, also in case of granting Awards to Managing Directors, and where the context requires, refer to (i) the Management Board in case of granting Awards to Participants other than Managing Directors or members of Supervisory Board; and (ii) the Supervisory Board in case of granting Awards to members of the Supervisory Board with due observance of the Supervisory Board Rules on conflicts of interest.

(h) “Compensation Committee” means the compensation committee of the Supervisory Board.

(i) “Consultant” means any person, including an advisor, who is providing services to the Company or any Affiliate other than as a Supervisory Board member, Managing Director, or Employee.

(j) “Disability” means, with respect to any Participant, “disability” as defined in such Participant’s Service Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement:

(i)	a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or

(ii)	if the Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months. In this case, the existence of any such Disability will be certified by a physician acceptable to the Company.

(k) “Effective Date” means the later of (i) the date on which the Plan is approved by a majority of the shareholders of the Company and (ii) the date of the closing of the initial public offering of the Company.

(l) “Employee” means any person employed by the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to applicable law.

(m) “Exercise Price” means the exercise price per Option.

(n) “Equity Award Pool” shall have the meaning as defined in Section 5(a) of this Plan.

(o) “Fair Market Value” means (i) for Awards with a Grant Date that is the date of the IPO, the Grant Date closing price on the principal stock market or exchange on which the Shares are quoted, and (ii) for Awards granted thereafter, the closing price on the principal stock market or exchange on which the Shares are quoted or traded on the last trading day preceding the Grant Date.

(p) “Good Reason” means, unless otherwise defined in the Participant’s employment or services agreement, a material reduction in the Participant’s base compensation or job responsibilities or a relocation of the Participant’s primary office location in excess of 50 km, or any other reason that could be the basis for the Participant to terminate his or her employment or service agreement pursuant to § 626 BGB. For the avoidance of doubt, “Urgent Cause” as defined in the management services agreement of Managing Directors shall govern and apply as the definition of “Good Reason” in this Plan with respect to such Managing Director.

(q) “Grant Date” means the date on which an Award for a specific Participant is approved by the Committee in accordance with its grant authority.

(r) “IPO” means the first underwritten sale of Shares pursuant to an effective registration statement under the Securities and Exchange Act of 1933, as amended filed with the Securities and Exchange Commission on Form F-1 (or a successor form) after which sale of such Shares is (i) listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association and (ii) registered under the Exchange Act of 1934.

(s) “Managing Director” means any member of the Management Board or a management company controlled by a member of the Management Board.

(t) “Management Board” means the management board of the Company.

(u) “Option” means an option representing the right to purchase a Share for the Exercise Price from the Company, granted pursuant to Section 6.

(v) “Option Term” means the term in which each Option shall be exercisable, provided that no Option will be granted with a term in excess of ten (10) years following the Grant Date.

(w) “Participant” means the recipient of an Award granted under the Plan.

(x) “Post-Termination Exercise Period” means the period after Termination of Service in which a Participant may exercise any vested Awards.

(y) “RSU” means Restricted Stock Unit, and is the right to receive one Share subject to the achievement of specified conditions.

(z) “Service Agreement” means any management service, employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant or a legal entity controlled by the Participant.

(aa) “Shares” means shares of the Company’s common stock.

(bb) “Supervisory Board” means the supervisory board of the Company.

(cc) “Termination of Service” means the time when the termination of a service relationship (whether as an Employee, a Managing Director or a Consultant) between the Participant and the Company is effective, regardless of whether such termination was with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death or Disability; but excluding (a) a termination where there is a simultaneous reemployment or continuing employment or consultancy of the Participant by the Company or a parent corporation thereof, (b) at the discretion of the Committee, a termination which results in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Committee, a termination which is followed by the simultaneous establishment of a consulting relationship by the Company with the former employee.

SECTION 3. Eligibility.

Members of the Supervisory Board, Managing Directors, Employees and Consultants of the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

SECTION 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Compensation Committee. All decisions of the Compensation Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof. The Compensation Committee may issue rules and regulations for administration of the Plan.

(b) Grant Authority. Subject to the terms of the Plan, applicable law and the approval of the Supervisory Board, the Compensation Committee shall have the authority to grant Awards to the Managing Directors. The members of the Supervisory Board will be granted Awards automatically upon their election or re-election in accordance with the Supervisory Board remuneration policy approved by the shareholders of the Company. The Management Board shall have the authority to grant Awards under the Plan to Participants other than the Managing Directors and members of the Supervisory Board. The Compensation Committee from time to time approves the number of Awards that the Management Board may grant to such Participants. For the avoidance of doubt, the granting of Awards shall always be within the limits of Section 5a of the Plan.

(c) The Committee shall have the authority to (i) determine the type or types of Awards to be granted to each Participant under the Plan; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, under what circumstances and subject to applicable law and the Company’s articles of association, Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (iv) determine whether, to what extent, under what circumstances and subject to applicable law and the Company’s articles of association cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (v) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

SECTION 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c), the maximum number of Shares available for issuance under the Plan as of the Effective Date shall equal 7% of the total outstanding common Shares on the Effective Date (“Equity Award Pool”). On January 1 of each calendar year after the Effective Date, the Equity Award Pool will be increased by the number of Shares equal to 5% of the total outstanding Shares on that date. In addition, the absolute number of Shares available for issuance under this Plan will increase automatically upon the issuance of additional Shares by the Company as if such additional Shares had been outstanding on January 1 of that year.

(b) Any Shares subject to an Award, that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including (i) the number of Shares surrendered or withheld in payment of any grant, purchase or exercise price of an Award or taxes related to an Award (other than Shares already issued and surrendered for payment of taxes) and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of newly issued Shares or Shares acquired by the Company.

SECTION 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Exercise Price per Share under an Option shall be the Fair Market Value of a Share; provided, however, that such Exercise Price shall not be less than the nominal value per Share. The Committee may, when it considers this necessary and appropriate, at its sole discretion, amend or otherwise modify any Option to lower the Exercise Price per Share below the Grant Date Fair Market Value, or issue a replacement Option or similar Award in exchange for an Option with a higher exercise price; provided, that the Exercise Price of such re-priced or new Option is equal to or greater than the Fair Market Value of a Share on the date of such re-pricing or replacement. A grantee of an Option shall not have any rights to dividends or other rights of a shareholder with respect to Shares subject to the Option until the grantee has exercised the Option and the Company has issued Shares to the grantee.

(b) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the individual Award Agreement; provided, however, that no Option will be granted with a term in excess of ten (10) years following the Grant Date of such Option; provided that the Committee may (but shall not be required to) provide in an Award Agreement for an extension of such 10-year term in the event the exercise of the Option would be prohibited by law on the expiration date.

(c) Subject to any other vesting conditions that may be specified in an individual Award Agreement, the Supervisory Board remuneration policy, and/or the accelerated vesting conditions pursuant to section Section 8, Options shall vest over a period of three years. One-third of the Options granted to Participants in connection with the start of their services or employment vest on the first anniversary of the Grant Date, with the remainder vesting in equal tranches at the end of each 3-month period thereafter. Options granted to other Participants vest in equal tranches at the end of each 3-month period after the grant date over the course of the vesting period.

(d) The Committee may specify in an Award Agreement that an “in-the-money” Option shall be automatically exercised on its expiration date through a cashless settlement.

(e) Options may be exercised in whole upon payment of the Exercise Price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) through a broker-assisted program by which the Exercise Price will be paid from the proceeds of the sale of Shares issued upon exercise of the Options, or (iii) in such other manner as the Committee shall approve.

SECTION 7. RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Committee will establish a vesting schedule for Awards of RSUs. The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b) RSUs shall be subject to such restrictions as the Committee may impose. Unless otherwise determined by the Committee an amount equivalent to any dividends declared on a Share will be credited with respect to an Award of RSUs and will be paid out in cash or Shares, as determined by the Committee, upon the vesting of the applicable RSU.

(c) Upon vesting of a RSU, a Participant shall be required to pay up the Shares issued to him at the nominal value (i.e., EUR 0.01) per Share.

SECTION 8. Effect of Termination of Service or a Change of Control on Awards.

(a) Upon Termination of Service of a Participant (i) upon retirement or after reaching the statutory retirement age, (ii) due to permanent Disability rendering the relevant Participant incapable of continuing employment or service, or (iii) death, the Awards that would have vested during a twelve (12) month period following the Termination of Service will vest and become immediately exercisable upon the Termination of Service.

(b) Upon a Change of Control, all of the unvested Awards will vest and become immediately exercisable.

(c) If within six (6) months prior to a Change of Control the Company causes a Termination of Service (other than a termination for Cause) or the Participant causes a Termination of Service for Good Reason, the Company shall make a cash payment to the Participant equivalent to the economic value that the Participant would have realized upon exercise and sale of the cancelled Awards in the Change of Control transaction.

(d) The Committee may provide that any vested Awards must be exercised in connection with a Change of Control, and/or any vested Awards are cancelled and that the difference between the exercise price and the price per share paid to shareholders in the transaction is paid out in cash to the Participant.

(e) Upon any Termination of Service (other than a termination for Cause), the Participant whose employment or service has been terminated may exercise any vested Awards for a period of six (6) months from the date of Termination of Service.

(f) Upon any Termination of Service for Cause, the Participant whose employment or service has been terminated may exercise any vested Awards for a period of one (1) month from the Termination of Service.

(g) If a Participant is not able to trade in Company stock during the Post-Termination Exercise Period due to a black-out period or due to a statutory reason, the Post-Termination Exercise Period will be extended by the duration of the black-out period or until that statutory reason no longer applies. In no instance would the Post-Termination Exercise Period exceed the original term of the Option.

(h) Any Awards that are not vested at the time of Termination of Service are cancelled. Any vested or unvested Awards that have not been exercised at the end of the Post-Termination Exercise Period or the Option Term, as applicable, are cancelled. All cancelled Awards will revert to the Company and the underlying shares may be reallocated to the Participants for new Awards in accordance with the Plan.

SECTION 9. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or (subject to applicable law and the Company’s articles of association) other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Subject to the terms of the Plan and to applicable law and the Company’s articles of association, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(c) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant or encumbered in any way, nor may any transaction be entered into with the same effect, other than by will or intestate succession upon death of a Participant and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 9(c) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

SECTION 10. Amendments and Termination.

(a) Amendment or Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded and (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 14 of the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 14 of the Plan. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 11. Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Taxes and social security contributions in connection with the Plan are for the account of the Participant, the Company shall not be liable to any Participant for any tax, social security contributions, interest, or penalties that the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan. The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof subject to applicable law and the Company’s articles of association) of applicable withholding taxes and social security contributions due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and contributions; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax and social security obligations, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax and social security purposes, including payroll taxes. The Company may establish appropriate procedures with respect to the payment of taxes and social security contributions.

(e) Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Sections 409A and 457A of the U.S. Internal Revenue Code, as amended (the “Code”), the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Sections 409A or 457A or any other provision of applicable law.

(f) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional entitlement to Shares, or whether such fractional entitlement to Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 12. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

SECTION 13. Term of the Plan. No Award shall be granted under the Plan after the earlier to occur of (i) the tenth (10) year anniversary of the Effective Date, provided that to the extent permitted by the listing rules of any stock exchange on which the Company is listed, such ten-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued; or (ii) the Committee terminates the Plan in accordance with Section 10(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Committee to amend the Plan, shall extend beyond such date.

SECTION 14. Cancellation or “Clawback” of Awards. Pursuant to mandatory Dutch statutory law, the Committee may and shall, in respect of Awards granted to Managing Directors, (i) revise the Awards if without such revision these Awards would be unacceptable under standards of reasonableness and fairness; and (ii) claw back Awards to insofar as the award or its vesting was based on incorrect information concerning the realisation of underlying targets or circumstances that the grant or its vesting was dependent on.

SECTION 15. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Netherlands.